Exhibit 99.1

GOLDEN ENTERTAINMENT ENTERS INTO DEFINITIVE AGREEMENTS TO

DIVEST DISTRIBUTED GAMING OPERATIONS IN NEVADA AND MONTANA

LAS VEGAS, March 6, 2023 — Golden Entertainment, Inc. (NASDAQ: GDEN) (“Golden” or the “Company”) announced today that it entered into definitive agreements to divest its distributed gaming operations in Nevada and Montana (“Distributed Gaming Operations”) for aggregate cash consideration of $322.5 million, plus $39 million of estimated purchased cash at closing. Pursuant to the terms of the agreements, J&J Ventures Gaming, LLC (“J&J Gaming”) will acquire Golden’s Distributed Gaming Operations in Nevada for $213.5 million plus an estimated $34 million of purchased cash and Golden’s Distributed Gaming Operations in Montana for $109 million plus an estimated $5 million of purchased cash, subject to customary working capital adjustments.

In addition, Golden will enter into a five-year agreement with J&J Gaming under which J&J Gaming will support the gaming operations of Golden’s branded tavern locations in Nevada at financial terms consistent with the Company’s past practice.

The aggregate cash consideration plus purchased cash represents a multiple of approximately 9.0x of the Adjusted EBITDA for Golden’s Distributed Gaming segment for the year ended December 31, 2022 of $44 million, net of $3.8 million of corporate costs allocated to the Company’s Distributed Gaming segment.

Blake Sartini, Chairman and Chief Executive Officer of Golden, commented, “Our leading Distributed Gaming Operations in Nevada and Montana were built over the last 20 years through the hard work and dedication of our team members who provide exceptional service and support to our valued route partners. We believe this transaction will provide further success for our route partners through sharing of best practices and new technology. We anticipate our Distributed Gaming team members will continue to serve our route partners with the same dedication under J&J Gaming’s ownership. Our confidence in J&J Gaming’s future success is highlighted by our new long-term agreement with J&J Gaming to service Golden’s wholly owned tavern portfolio. For Golden, these transactions will allow us to focus our management team and capital on our portfolio of wholly owned casinos and taverns in Nevada and create additional value for our shareholders.”

Established almost 100 years ago, J&J Gaming is a privately held business and the leading distributed gaming operator in Illinois, with related operations in several other states.

The transactions are expected to close prior to year end, subject to customary regulatory approvals and closing conditions. Latham & Watkins LLP is acting as legal counsel to Golden in connection with the transactions.

About Golden

Golden owns and operates a diversified entertainment platform, consisting of a portfolio of gaming and hospitality assets that focus on casino, branded tavern and distributed gaming operations. Golden operates nearly 16,800 slots, over 100 table games, and over 6,200 hotel rooms. Golden owns ten casinos – nine in Southern Nevada and one in Maryland – and more than 60 traditional taverns in Nevada. Through its Distributed Gaming Operations in Nevada and Montana, Golden operates video gaming devices at over 1,000 locations. For more information, visit www.goldenent.com.

About J&J Gaming

J&J Ventures Gaming and J&J Ventures Amusements are headquartered in Effingham, Illinois, where their predecessor, J&J Ventures, Inc., began route operations in 1929. Today, J&J Gaming is one of the largest terminal operators in Illinois and Pennsylvania, where it provides unparalleled expertise in gaming management and route operations through its 24/7 service, detailed reporting, fast and flexible payouts, a full-service marketing team, and more. J&J Amusements is a leading operator of non-gaming devices like dart machines, pool tables, jukeboxes, ATMs, and other amusement devices. To learn more about J&J Gaming and J&J Amusements, visit www.jjventures.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the Company’s future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “potential,” “seek,” “should,” “think,” “will,” “would” and similar expressions, or they may use future dates. In addition, forward-looking statements in this press release include, without limitation: statements regarding: the proposed sale of the Company’s Distributed Gaming Operations to J&J and the pending Rocky Gap sale (collectively, the “Transactions”), including the anticipated timing of the closing of the Transactions and satisfaction of regulatory and other conditions; the Company’s anticipated operations, financial position, performance or prospects following the closing of the Transactions; the Company’s strategies, objectives and business opportunities; anticipated future growth and trends in the Company’s business or key markets; and other characterizations of future events or circumstances as well as other statements that are not statements of historical fact. Forward-looking statements are based on the Company’s current expectations and assumptions regarding the Transactions, its business, the economy and other future conditions. These forward-looking statements are subject to assumptions, risks and uncertainties that may change at any time, and readers are therefore cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause the actual results to differ materially include: risks and uncertainties related to the Transactions, including the failure to obtain, or delays in obtaining, required regulatory approvals or clearances; the failure to satisfy any of the closing conditions to any of the Transactions on a timely basis or at all; changes in national, regional and local economic and market conditions; legislative and regulatory matters (including the cost of compliance or failure to comply with applicable laws and regulations); increases in gaming taxes and fees in the jurisdictions in which the Company operates; the Company’s ability to realize the anticipated cost savings, synergies and other benefits of its casino and other acquisitions; litigation; increased competition; the Company’s ability to renew its distributed gaming contracts; reliance on key personnel (including our Chief Executive Officer, President and Chief Financial Officer, and Chief Operating Officer); the level of the Company’s indebtedness and its ability to comply with covenants in its debt instruments; the uncertainty of the extent, duration and effects of the COVID-19 pandemic and the response of governments; terrorist incidents; natural disasters; severe weather conditions (including weather or road conditions that limit access to the Company’s properties); the effects of environmental and structural building conditions; the effects of disruptions to the Company’s information technology and other systems and infrastructure; factors affecting the gaming, entertainment and hospitality industries generally; and other risks and uncertainties discussed in the Company’s filings with the SEC, including the “Risk Factors” sections of the Company’s most recent Annual Report on Form 10-K. The Company undertakes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

Contacts

Golden Entertainment, Inc.	Investor Relations

Charles H. Protell	Richard Land

President and Chief Financial Officer	JCIR

(702) 893-7777	(212) 835-8500 or gden@jcir.com